T. ALAN OWEN & ASSOCIATES, P.C.
                                Attorneys at Law
                              One Arlington Centre
                             1112 East Copeland Road
                                    Suite 420
                             Arlington, Texas 76011
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(817) 460-4498                                                    (817) 795-0154
(817) 461-6079 -- Metro
                                  June 20, 2002


Mentor Promotions, Inc.
5114 Dowell Circle
Rockwall, Texas 75032
Attention: Mark Wells

         RE:      Issuance of the common stock of Mentor Promotions, Inc.

Dear Mr. Wells:

         As the sole director, officer, and major shareholder of Mentor Promotions, Inc. (the "Corporation"), you have requested my opinion as special securities counsel for the Corporation with regard to the issuance of its Common Stock, par value of $0.001 per share (the "Common Stock"), upon organization and pursuant to a public offering of a maximum of not more than 2,000,000 shares and a minimum of not less than 200,000 shares, at a price of $0.25 per share.

         In  this  respect,  I have  examined  the  following  documents  of the
Corporation:

         1. Articles of Incorporation filed with the Secretary of State of Nevada, on August 2, 2000.

         2. A set of Bylaws approved and adopted by the Corporation upon its organization.

         3. Minutes of the organizational meeting held by Mark Wells on August 3, 2000, as the sole director named in the Articles of Incorporation, during which the following business, among others, was transacted:

                    Issuance of 4,000,000 shares of the Corporation's Common Stock to Mark Wells as consideration for services rendered and cash advanced to or for the Corporation at a stated value of $4,000.

         4. Written Consent of Sole Director, Mark Wells, dated August 28, 2000, which authorizes the following transaction:

                    Issuance   of  200,000   shares  of  Common   Stock  of  the
                    Corporation as consideration for building a website and other services regarding the business development process.



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


Mr. Mark Wells
June 20, 2002
Page 2

         5. Written Consent of Sole Director, Mark Wells, dated May 6, 2002, which authorizes the following transaction:

                    Filing of a public offering of not more than 2,000,000 shares and not less than 200,000 shares of the Corporation's Common Stock at a price of $0.25 per share pursuant to a registration statement to be filed by the Corporation with the Securities and Exchange Commission on Form SB-1.

         Based upon my examination of the foregoing documents, which constitute all of the records of the Corporation, I am of the opinion that the 4,200,000 shares of Common Stock presently outstanding constitute validly issued, fully paid, and non-assessable shares of Common Stock of the Corporation in accordance with Chapter 78 of the Nevada Revised Statutes. Additionally, I am of the opinion that the shares authorized for issuance pursuant to the public offering will, upon payment therefor, likewise constitute validly issued, fully paid, and non-assessable shares of Common Stock of the Corporation pursuant to Chapter 78 of the Nevada Revised Statutes.


                                                 Sincerely,


                                                 /s/  T. Alan Owen
                                                 -----------------
                                                      T. Alan Owen

TAO/jac


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